EXHIBIT 99.5


                          GULFPORT ENERGY CORPORATION

                             SHARES OF COMMON STOCK

          OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS
                         OF GULFPORT ENERGY CORPORATION

                                                                __________, 2004

To  Our  Clients:

     Enclosed for your consideration are a Prospectus, dated __________, 2004 (the "Prospectus"), and the "Instructions as to Use of Gulfport Energy
Corporation  Subscription  Rights  Certificates"  relating  to the offering (the
"Rights Offering") by Gulfport Energy Corporation, a Delaware corporation ("Gulfport"), of shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to transferable subscription rights (the "Rights") distributed to all holders of record of shares of its Common Stock at the close of business on __________, 2004 (the "Record Date"). The Rights are described in Gulfport's Prospectus.

     In the Rights Offering, Gulfport is offering an aggregate of approximately 10,000,000 shares of its Common Stock, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., Dallas time, on __________, 2004, unless extended in the sole discretion of Gulfport (as it may be extended, the "Expiration Date"). As described in the accompanying Prospectus, you will receive one Right for every 1.0146 shares of Common Stock carried by us in your account as of the Record Date. Each Right will allow you to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $_____ per share (the "Subscription Price").

     In addition, holders of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $ _____ per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. A holder of Rights may only exercise its Over-Subscription Privilege if the holder exercised its Basic Subscription Privilege in full and other holders of subscription Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Gulfport will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of shares of Common Stock that each holder of Rights has purchased by exercising its Basic Subscription Privileges. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than the holder subscribed for under its Over-Subscription Privilege, then Gulfport will allocate to the holder only the number of Excess Shares for which the holder subscribed. Gulfport will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privileges. See "The Rights Offering-Subscription Privileges" in the Prospectus.

     The Rights will be evidenced by transferable Rights certificates and will be null and void at the close of business on the Expiration Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date.

     The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises and sales of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock, or sell any Rights, to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise or sell your Rights.



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     Your  instructions  to  us  should  be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Dallas time, on the Expiration Date. Once you have exercised your Basic Subscription Privilege and your Over-Subscription Privilege, such exercise may not be revoked.

     If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled or sell such Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, AT THE FOLLOWING TELEPHONE NUMBER:
(816)  860-3020.